EXHIBIT 16.1

March 30, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 25, 2021, to be filed by our former client, the MiMedx Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP
BDO USA, LLP